EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors of

Onfolio Holdings Inc.

We hereby consent to the incorporation by reference in the registration statements of Onfolio Holdings Inc. on: (i) Form S-1 (No. 333-289787) and (ii) Form S-8 (No. 333-276735), of our report dated March 31, 2026, relating to the financial statements of Onfolio Holdings Inc.

Tampa, FL

March 31, 2026